CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in the Annual Report of Atna Resources Ltd. on Form 20-F of our report dated on March 31 2009, relating to the consolidated financial statements of the Company for the year ended December 31, 2008.

/s/ Ehrhardt Keefe Steiner & Hottman PC
Denver, Colorado
March 31, 2009

D E V I S S E R G R A Y L L P
CHARTERED ACCOUNTANTS

401 - 905 West Pender Street
Vancouver, BC Canada
V6C 1L6

Tel: (604) 687-5447
Fax: (604) 687-6737

CONSENT OF INDEPENDENT AUDITORS

To the Board of Directors,
Atna Resources Ltd.

We consent to the inclusion in the Annual Report of Atna Resources Ltd. on Form 20-F of our report to the shareholders on the consolidated financial statements of that company as at December 31, 2007, and for each of the years in the two year period ended December 31, 2007. Our report was dated March 27, 2008.

/s/ “De Visser Gray LLP”

Chartered Accountants
Vancouver, BC, Canada
March 30, 2009